FIRST AMENDMENT TO AGREEMENT OF SALE

     THIS FIRST AMENDMENT TO AGREEMENT OF SALE (this "Amendment") is made and entered into as of this 23rd day of September, 1996, by and between Hollowbrook Limited Partnership, an Illinois limited partnership ("Seller") and Housing Systems, Incorporated, a Georgia corporation ("Purchaser").

                                   RECITALS:

     A. Seller and Purchaser are parties to that certain Agreement of Sale, dated September 17, 1996 ("Agreement"), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain Property (as defined in the Agreement) legally described and depicted on Exhibit A attached to the Agreement.

     B. Seller and Purchaser desire to amend the Agreement in accordance with the terms of this Amendment.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. All terms not otherwise defined herein shall have the meanings ascribed to each in the Agreement.

2. Paragraph 8 of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

          "8. FINANCING CONTINGENCY. Purchaser's and Seller's obligations under this Agreement are contingent upon Purchaser's ability to procure a commitment for first mortgage financing for the acquisition of the Property in an amount of not less than $2,250,000.00 with a 9.5% per annum constant interest rate and 20 year amortization (the "Financing Contingency") on or before October 21, 1996. Purchaser acknowledges and agrees that it shall submit its application for a commitment for first mortgage financing in accordance with the provisions set forth above on or before October 7, 1996, and shall provide Seller with either a letter from the lender evidencing that said application and any application fee has been received or an affidavit from Purchaser stating that Purchaser submitted said application and paid any application fee on or before October 7, 1996 ("Application Evidence"). In the event Purchaser has complied with the requirements set forth in the preceding sentence, but is unable to satisfy the Financing Contingency on or before October 21, 1996, then Purchaser shall have the option, upon written notice to Seller, exercised no later than October 21, 1996, to terminate this Agreement, in which case this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be delivered to
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Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations hereunder which expressly survive the termination of this Agreement. In the event Purchaser fails to deliver such notice to Seller or Purchaser fails to deliver the Application Evidence on or before October 7, 1996, the Financing Contingency shall be deemed satisfied and the parties hereto shall proceed to Closing."

3. Except as amended hereby, the Agreement shall be and remain unchanged and in full force and effect in accordance with its terms.

4. This Amendment may be executed in counterparts each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.


                         PURCHASER:

                         HOUSING SYSTEMS, INCORPORATED, a Georgia corporation

                         By:   /s/ Russell A. Greer
                              ---------------------------------------
                         Name:     Russell A. Greer
                              ---------------------------------------
                         Its:      Executive VP
                              ---------------------------------------



                         SELLER:

                         HOLLOWBROOK LIMITED PARTNERSHIP, an Illinois limited partnership

                         By:  Curry Ford Partners, Inc., an Illinois
                              corporation, its general partner

                              By:   /s/ James E. Mendelson
                                   ----------------------------------------
                              Name:     James E. Mendelson
                                   ----------------------------------------
                              Its:      Authorized Rep
                                   ----------------------------------------
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